BNC Bancorp Reports Increase in Third Quarter 2011 Earnings

THOMASVILLE, N.C., Oct. 28, 2011 /PRNewswire/ -- BNC Bancorp (NASDAQ: BNCN) ("BNC"), parent company for Bank of North Carolina ("Bank") today reported financial results for the quarter ended September 30, 2011. For the third quarter of 2011, net income available to common shareholders was $1.8 million, or $0.18 per diluted share, compared to $992,000, or $0.10 per diluted share, and $69,000, or $0.01 per diluted share, in the second quarter of 2011 and third quarter of 2010, respectively.

(Logo: http://photos.prnewswire.com/prnh/20030917/BNCLOGO )

For the nine months ended September 30, 2011, net income available to common shareholders was $3.7 million, or $0.37 per diluted share, compared to $12.2 million, or $1.39 per diluted share reported for the same period in 2010. The 2010 results include $11.8 million of after-tax gains from a FDIC assisted acquisition.

Total assets at September 30, 2011 were $2.20 billion, compared to $2.15 billion and $2.18 billion at June 30, 2011 and September 30, 2010, respectively.

At September 30, 2011, the Bank's Tier 1 leverage ratio was 7.57% Tier 1 risk-based capital ratio was 10.80%, and total risk-based capital ratio was 12.37%. The Bank and the Company have a high concentration of assets in the 20% risk-weighting category, primarily consisting of government agency and municipal securities with a fair value of $343 million, a $51 million indemnification receivable from the FDIC, and $263 million of loans covered by the FDIC loss-share agreement. During the quarter, tangible book value increased from $9.05 to $9.59, due to capitalized earnings less dividends and changes in the mark-to-market on investment securities and derivatives used to hedge funding costs. At quarter end, the net mark-to-market position is a positive $373,000, resulting in core tangible book value without mark-to-market of $9.55.

W. Swope Montgomery, Jr., President and CEO, noted, "I am pleased to report an exciting quarter for our Company. We continue to see improvements in our core earnings power driven by double-digit growth rates in non-covered loans and improving asset quality metrics. While we have sacrificed some earnings over the past two years as we invested in new markets, product lines and support infrastructure, we are pleased that these investments in our future have begun to drive gains in both net interest income, non-interest income and core loans over the past four quarters. With a strong pipeline of relationship-based credits and increasing mortgage and SBA origination volume, we head into the fourth quarter with continued momentum."

Montgomery continued, "The investment in people over the past several years is not only driving organic growth, it has made it possible for us to integrate the Beach First acquisition successfully, and position our Company to take advantage of two recent acquisition opportunities. We announced in August that we are acquiring Regent Bank in Greenville, South Carolina in an all cash transaction. Regent Bank will give us an immediate regional headquarters location in the vibrant upstate of South Carolina on which to expand our retail, commercial, wealth, and mortgage platforms. In addition, less than two weeks ago we acquired Blue Ridge Savings Bank in Asheville, North Carolina in a FDIC assisted transaction. These two acquisitions provide a solid base for future growth with over 10 offices and $210 million in deposits in the Asheville/Spartanburg/Greenville broadcast media market."

Highlights September 30, 2011 versus June 30, 2011:

  Net income available to common shareholders increased $.08, or 80% to $.18 per share
  Net income available to common shareholders, before securities gains, increased $.02, or 20% to $.12 per share
  Net interest income (FTE) increased to $18.3 million, an increase of $172,000
  Net interest margin declined by 5 basis points to 3.79%
  Performing non-covered loan portfolio -- 30-89 day past dues declined from 0.50% to 0.26% during the quarter
  Non-covered nonaccrual loans and OREO declined by $3.5 million, or 6.3% during the quarter
  Special mention or watch credits in the non-covered portfolio declined from 5.2% to 3.8% during the quarter
  Total loans increased $44.0 million, or 2.9% during the quarter
    Non-covered portfolio loans increased $65.0 million, or 5.2% during the quarter
  Entered into an agreement to acquire Regent Bank of South Carolina, headquartered in Greenville

Additional Operating Highlights from Third Quarter

Since September 2010, total loans not covered by a loss-sharing agreement have increased by $164.9 million, or 14.4%, while the total portfolio, including loans covered by loss-sharing agreements, has increased $96.8 million, or 6.6%, to $1.57 billion. At September 30, 2011, the Company's loan portfolio includes $262.7 million in covered loans being carried at fair value and $1.31 billion in loans that have a related allowance for loan losses and are not covered under loss share agreements.

Gross Loan Growth
(dollars in thousands; unaudited)

	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
Total loans	$ 1,572,566	$ 1,528,547	$ 1,528,727	$ 1,508,180	$ 1,475,735
Loans covered by loss share, at fair value	262,673	283,685	301,436	309,342	330,761
Loans not covered by loss share	$ 1,309,893	$ 1,244,862	$ 1,227,291	$ 1,198,838	$ 1,144,974

Loan growth (quarter/quarter):
Total loans	2.9%	0.0%	1.4%	2.2%	0.4%
Loans not covered by loss share	5.2%	1.4%	2.4%	4.7%	1.9%
Annual growth of non-covered loans	14.4%

Total deposits at September 30, 2011 were $1.84 billion, a decrease of $20.0 million from September 30, 2010. While overall deposit growth continues to be an emphasis for the Company, the more important element is the increase in transactional account deposits. Over the one-year period, transactional accounts, which are comprised of non-interest bearing and interest-bearing demand accounts, increased $72.5 million, while time deposits decreased $92.4 million At September 30, 2011, time deposits were 47.5% of total deposits, compared to 51.9% and 47.9% at September 30, 2010 and June 30, 2011, respectively. With several potential acquisitions being considered that could provide excess core deposits, management chose to fund most of the growth in the third quarter with short-term funding through FHLB advances or short-maturity wholesale time deposits. The longer-term objective is to continue the recent trends towards reducing wholesale funding and growing core deposit funding. Management believes that the Blue Ridge Saving Bank acquisition will provide good markets for core deposit growth.

Total Deposit Growth
(dollars in thousands; unaudited)

	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
Non-interest bearing demand	$ 130,978	$ 128,694	$ 116,286	$ 107,547	$ 105,197
Interest-bearing demand	833,190	835,967	849,392	841,062	786,498
Time deposits	871,436	885,922	905,173	879,461	963,885
Total	$ 1,835,604	$ 1,850,583	$ 1,870,851	$ 1,828,070	$ 1,855,580

Growth (Quarter/Quarter)	-0.8%	-1.1%	2.3%	-1.5%	1.1%

Operating Results

Net interest income for the third quarter of 2011 was $16.9 million, an increase of $22,000 from the comparable period last year, and an increase of $102,000 from the prior quarter. Taxable-equivalent net interest margin increased 3 basis points from the third quarter of 2010 to 3.79%. Compared to the second quarter of 2011, taxable-equivalent net interest margin decreased 5 basis points from 3.84%.

The Company's average yield on interest-earning assets decreased 9 basis points while the average rate on interest-bearing liabilities decreased 10 basis points during the third quarter of 2011 when compared to the third quarter of 2010. Compared to the second quarter of 2011, the Company's yield on average earning assets decreased by 7 basis points, while the cost of average interest-bearing liabilities remained stable.

Net interest income for the nine months ended September 30, 2011 was $50.3 million, an increase of $6.3 million, or 14.4% from the comparable period last year. Taxable-equivalent net interest margin increased 20 basis points from the nine months ended September 30, 2010 to 3.83%. Average interest-earning assets were $1.90 billion for the first nine months of 2011, an increase of $135.3 million from the first nine months of 2010.

Quarterly Average Yields / Costs (Tax-Equiv. Basis)
(unaudited)

	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
Earning Asset Yield	5.48%	5.55%	5.66%	5.60%	5.57%
Cost of Int. Bearing Liab	1.73%	1.73%	1.81%	1.93%	1.83%
Cost of Funds	1.69%	1.67%	1.71%	1.83%	1.73%
Net Interest Spread	3.76%	3.82%	3.85%	3.67%	3.74%
Net Interest Margin	3.79%	3.84%	3.87%	3.71%	3.76%

Non-interest income was $3.8 million and $2.4 million for the third and second quarter of 2011, compared to $3.9 million for the year-ago third quarter. Included in non-interest income for the third quarter of 2011 was $1.0 million of net gains on sales of investments, compared to $63,000 of loss for the third quarter of 2010. Also during the third quarter of 2010, the Company reported $2.0 million of income associated with accretion of the discount on the FDIC receivable for payments received and related loss share receipts compared to $250,000 during the third quarter of 2011. Excluding the FDIC related income and the sales of investment securities, non-interest income was $ 2.6 million for the current quarter, up 32.7% from the $1.9 million reported for the third quarter of 2010. The increases were primarily due to increases in service charges and fees of $67,000; increases in earnings on bank-owned life insurance of $194,000; increases in brokerage activity of $224,000; and increases in mortgage fee income of $119,000. During the second quarter of 2011, the Company's original mortgage origination platform was terminated and replaced with a more robust platform that is expected to drive increases in mortgage origination volume and fee income in future periods. In addition, the Company's new SBA division became operational during 2011, with $120,000 of SBA fee income recorded during the third quarter of 2011. In comparison to the second quarter of 2011, recurring non-interest income increased $265,000.

Non-interest income was $8.6 million for the nine months ended September 30, 2011, compared to $27.0 million for the same period in 2010. Included in non-interest income for the nine months ended September 30, 2010 was $19.3 million of gain on acquisition from a FDIC assisted transaction.

Non-interest expenses for the third quarter of 2011 decreased $764,000 compared to the same quarter a year ago, and were $178,000 lower than the second quarter of 2011. Loan, foreclosure and collection expenses decreased by $1.3 million during the third quarter of 2011 when compared to the same quarter in 2010, primarily from a $765,000 decrease in the writing down of OREO properties, and were $59,000 higher than the second quarter of 2011.

The Company's personnel costs have increased $1.3 million, or 18.3%, during the third quarter of 2011 when compared to the same quarter a year ago, and were $529,000 higher than the previous quarter. All of the increases in personnel costs are attributable to investments in the new mortgage and SBA lending platforms, as well as additions to our teams in Charlotte and Raleigh, all of which are expected to contribute to our long-term focus on driving both top line and fee income growth. Professional and other services and other expenses decreased by $172,000 and $515,000, respectively, when compared to the same quarter a year ago, primarily from costs associated with the acquisition during 2010. All other non-interest expense categories have seen nominal changes when compared to the same quarter a year ago.

Non-interest expense was $44.3 million for the nine months ended September 30, 2011, compared to $38.0 million for the same period in 2010, an increase of $6.4 million. This increase was primarily in salaries and employee benefits, increasing $5.0 million, from both investments in new lending platforms and having a full nine months of expense from the prior year acquisition.

Non-Interest Income / Non-Interest Expense
(dollars in thousands; unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2011	6/30/2011	9/30/2010	9/30/2011	9/30/2010
Non-interest income
Mortgage fees	$ 581	$ 243	$ 462	$ 1,186	$ 1,013
Service charges	744	868	677	2,439	2,093
Investment brokerage fees	357	227	133	741	-
Earnings on bank-owned life ins	414	420	220	1,259	694
Gain (loss) on sale of securities	1,032	79	(63)	1,168	541
Gain on acquisition	-	-	-	-	19,289
Other	711	534	2,477	1,842	3,336
Total non-interest income	$ 3,839	$ 2,371	$ 3,906	$ 8,635	$ 26,966

Non-interest expense
Salaries and employee benefits	$ 8,152	$ 7,623	$ 6,892	$ 23,014	$ 17,978
Occupancy and equipment	1,593	1,511	1,342	4,676	3,701
Data processing and supply	514	601	560	1,678	1,564
Advertising/business development	326	507	323	1,252	987
Professional and other services	668	874	840	2,538	3,039
FDIC insurance assessments	485	650	780	1,945	2,160
Loan, foreclosure and collection	1,975	1,916	3,225	5,967	4,895
Other	1,002	1,211	1,517	3,270	3,646
Total	$ 14,715	$ 14,893	$ 15,479	$ 44,340	$ 37,970

Asset Quality

Net charge-offs for the third quarter of 2011 were $2.7 million, or 0.70% of average loans annualized compared to $4.0 million, or 1.04% reported for the second quarter of 2011. Nonperforming assets not covered by loss share were 2.75% of total assets and 6.24% including covered assets at September 30, 2011, compared to 3.05% and 6.60%, respectively, at June 30, 2011. The covered assets are covered by a FDIC loss-share agreement that provides 80% protection on those assets and are being carried at estimated fair value.

At September 30, 2011, the carrying value of loans and OREO covered by loss-share was $262.7 million and $22.7 million, respectively, with a corresponding indemnification receivable from the FDIC of $50.7 million. These carrying values reflect the Company's final valuations from its second quarter 2010 FDIC assisted acquisition.

Asset Quality Information
(dollars in thousands; unaudited)

	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
Nonaccrual loans not covered by loss share	$ 29,844	$ 31,822	$ 34,047	$ 26,224	$ 10,603
Nonaccrual loans covered by loss share	61,711	62,259	69,377	64,753	77,150
OREO not covered by loss share	22,736	24,289	21,663	23,912	26,050
OREO covered by loss share	22,747	23,348	15,811	15,825	9,638
90 days past due not covered by loss share	-	-	124	44	-
90 days past due covered by loss share	23	-	-	4,554	23
Total nonperforming assets	$ 137,061	$ 141,718	$ 141,022	$ 135,312	$ 123,464
Nonperforming assets not covered by loss share	$ 52,580	$ 56,111	$ 55,834	$ 50,180	$ 36,653

Total assets	$ 2,197,758	$ 2,146,745	$ 2,157,280	$ 2,149,932	$ 2,180,049
Total assets less covered assets	1,912,338	1,839,712	1,840,033	1,824,765	1,839,650

Total loans	1,572,566	1,528,547	1,528,727	1,508,180	1,475,735
Total accruing loans	1,481,011	1,434,466	1,425,303	1,417,203	1,387,982
Total loans less covered loans	1,309,893	1,244,862	1,227,291	1,198,838	1,144,974

Ratio of nonperforming assets to total assets	6.24%	6.60%	6.54%	6.29%	5.66%
Not covered by loss share	2.75%	3.05%	3.03%	2.75%	1.99%

Ratio of nonperforming loans to total loans	5.82%	6.15%	6.77%	6.34%	5.95%
Not covered by loss share	2.28%	2.56%	2.78%	2.19%	0.93%

Ratio of allowance for loan losses to total loans	1.54%	1.53%	1.59%	1.65%	1.28%
Not covered by loss share	1.85%	1.88%	1.98%	2.07%	1.64%

Net charge-offs of noncovered loans, QTD	$ 2,719	$ 3,985	$ 3,988	$ 6,006	$ 5,655
Ratio of net charge-offs to average loans (annualized)	0.70%	1.04%	1.07%	1.62%	1.55%

Loans restructured/modified not included in above, not	$ 32,294	$ 30,036	$ 25,857	$ 5,107	$ 7,479
covered by loss share (not past due or on nonaccrual)

During the third quarter of 2011, BNC recorded a provision for loan losses of $3.5 million, an increase from the $3.0 million recorded during the second quarter of 2011. The allowance for loan losses was $24.2 million at September 30, 2011, and $23.4 million at June 30, 2011. Loan loss reserves to total period-end loans were 1.54% and 1.53% at September 30, 2011 and June 30, 2011, respectively, having decreased from the 1.65% reported at December 31, 2010. This decrease was a result of partially or fully reserved loans being charged-off after December 31, 2010. Excluding the loans acquired in the FDIC-assisted transaction that were marked to fair value, loan loss reserves to period-end loans decreased from 1.88% and 2.07% reported at June 30, 2011 and December 31, 2010, respectively, to 1.85% at September 30, 2011. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at September 30, 2011.

Nonaccrual loans not covered by loss share agreements totaled $29.8 million at September 30, 2011, a decrease of $2.0 million compared to $31.8 million at June 30, 2011. Loans migrating into nonaccrual status during the quarter totaled $11.1 million. Nonaccrual loans covered by loss-share totaled $61.7 million, a decrease of $548,000 compared to $62.3 million at June 30, 2011. Loans migrating into nonaccrual status during the quarter that are covered by loss-share totaled $8.9 million.

Troubled Debt Restructures (TDR's) increased $6.5 million during the quarter to $46.4 million, of which $9.4 million is in nonaccrual status. At September 30, 2011, there was $7.0 million of TDR's covered under loss-share. The majority of the TDR portfolio consists of performing residential A&D and construction loans that were renewed at extended amortization terms or interest-only terms deemed to be concessionary in the current economic environment.

OREO not covered by loss share agreements totaled $22.7 million at September 30, 2011, a decrease of $1.6 million from the $24.3 million reported at June 30, 2011. The change primarily consisted of $2.4 million in additions at fair value, $936,000 in write-downs, and $3.3 million in sales. Of the $22.7 million in OREO at quarter-end, $13.7 million is either under contract for sale or under a scheduled lot takedown.

Commenting on asset quality, Montgomery noted, "Our asset quality metrics continue to show improvement. The diversity and growth in the loan portfolio have supported a much improved ratio of pass credits to watch and substandard. Our ongoing aggressive approach to marking assets to recognize impairments continued to pay-off as we see a solid pipeline of contracts on OREO. We anticipate a continued reduction in NPA's over the next few quarters and a continued improvement in disposition opportunities. There continues to be elevated unemployment in many of our legacy markets, however the majority of the larger distressed A&D, land and construction loans have been spread across the footprint and not concentrated in any particular real estate market. Over the past several years we have been able to reduce our construction and A&D loan portfolio by approximately $170 million and are aggressively positioning the remaining portfolio for divesture over the next year. The market continues to be a challenge, however we would anticipate a steady decline in both total NPA's and expenses associated with the management of those assets as NPA's seemed to have peaked in the second quarter of this year."

Capital Position

The Company continues to maintain strong capital ratios. Shareholders' equity was $162.6 million at September 30, 2011, a decrease of $2.9 million from September 30, 2010. Tangible common book value per share was $9.59 at September 30, 2011, a decrease from $9.97 at September 30, 2010 and an increase from $9.05 at June 30, 2011. Core tangible book value, which excludes the very volatile mark-to-market component, increased to $9.55 at September 30, 2011, up from the $9.38 at June 30, 2011. The mark-to-market components of equity increased from a net loss of $3.0 million at June 30, 2011 to a net gain position of $373,000 at September 30, 2011. The net unrealized gains in the available for sale investment portfolio were offset by the loss position relating to the value of the interest rate caps on funding. Despite the mark-to-market offset, the hedged transaction utilizing the interest rate caps continues to provide a positive spread in excess of 2.2% on $250 million. All of the Bank's and Company's capital ratios exceeded the minimum thresholds established for a well-capitalized bank by regulatory measures.

On October 25, 2011, the Board of Directors of BNC declared a $0.05 per share quarterly cash dividend on its common stock and Series B Preferred stock, payable November 25, 2011 to shareholders of record on November 11, 2011.

About BNC Bancorp and Bank of North Carolina

Headquartered in High Point, NC, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with $2.4 billion in assets. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 34 full-service banking offices in North and South Carolina. The Bank's seven locations in South Carolina operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp is current on its preferred dividend payments to the United States Treasury; its stock is traded and quoted in the NASDAQ Capital Market under the symbol "BNCN."

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. BNC Bancorp's management uses these "non-GAAP" measures such as "core" or "recurring" earnings in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies' anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations. This press release contains forward-looking statements relating to the financial condition, results of operations and business of BNC and the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (i) general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services; (ii) expected cost savings and other benefits anticipated in connection with our acquisition of Beach First may not be fully realized or realized within the expected time frame; (iii) the performance of our mortgage and SBA division; and (iv) anticipated acquisition opportunities may be available on terms acceptable to BNC or at all. Additional factors affecting BNC and the Bank are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Please refer to the Securities and Exchange Commission's website at www.sec.gov where you can review those documents. BNC does not undertake a duty to update any forward-looking statements made in this press release.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Three Months Ended
	September 30, 2011	September 30, 2010	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 25,065	$ 25,580	-2.0%
Interest expense	8,197	8,734	(6.2)
Net interest income	16,868	16,846	0.1
Provision for loan losses	3,524	5,436	(35.2)
Net interest income after provision for loan losses	13,344	11,410	17.0
Non-interest income	3,839	3,906	(1.7)
Non-interest expense	14,715	15,479	(4.9)
Income before income tax expense (benefit)	2,468	(163)	(1,614.1)
Income tax expense (benefit)	46	(823)	(105.6)
Net income	2,422	660	267.0
Preferred stock dividends and discount accretion	601	591	1.7
Net income available to common shareholders	$ 1,821	$ 69	2,539.1

PER SHARE DATA
Earnings per share, basic	$ 0.18	$ 0.01	1700.0%
Earnings per share, diluted	0.18	0.01	1,700.0
Tangible common book value per share	9.59	9.97	(3.8)

Weighted average participating common shares:
Basic	10,884,801	10,845,132
Diluted	10,899,653	10,972,466
Period-end number of shares:
Common	9,085,980	9,041,334
Convertible preferred	1,804,566	1,804,566

PERFORMANCE RATIOS
Return on average assets	0.44%	0.12%
Return on average common equity	6.47%	0.23%
Return on average tangible common equity	8.65%	0.30%
Net yield on earning assets (taxable equivalent)	3.79%	3.76%
Average equity to average assets	7.29%	7.63%
Allowance for loan losses as a % of total loans	1.54%	1.28%
Nonperforming assets to total assets, end of period	6.24%	5.66%
Nonperforming assets not covered by loss share	2.75%	1.99%
Ratio of net charge-offs to average loans, annualized	0.70%	1.55%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Nine Months Ended
	September 30, 2011	September 30, 2010	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 74,894	$ 69,681	7.5%
Interest expense	24,582	25,696	(4.3)
Net interest income	50,312	43,985	14.4
Provision for loan losses	10,056	14,382	(30.1)
Net interest income after provision for loan losses	40,256	29,603	36.0
Non-interest income	8,635	26,966	(68.0)
Non-interest expense	44,340	37,970	16.8
Income (loss) before income tax expense	4,551	18,599	(75.5)
Income tax expense (benefit)	(982)	4,817	(120.4)
Net income	5,533	13,782	(59.9)
Preferred stock dividends and discount accretion	1,803	1,596	13.0
Net income available to common shareholders	$ 3,730	$ 12,186	(69.4)

PER SHARE DATA
Earnings per share, basic	$ 0.37	$ 1.41	-73.8%
Earnings per share, diluted	0.37	1.39	(73.4)
Tangible common book value per share	9.59	9.97	(3.8)

Weighted average participating common shares:
Basic	10,871,790	8,727,751
Diluted	10,888,171	8,801,809
Period-end number of shares:
Common	9,085,980	9,041,334
Convertible preferred	1,804,566	1,804,566

PERFORMANCE RATIOS
Return on average assets	0.34%	0.93%
Return on average common equity	4.60%	14.91%
Return on average tangible common equity	6.22%	20.12%
Net yield on earning assets (taxable equivalent)	3.83%	3.63%
Average equity to average assets	7.21%	7.34%
Allowance for loan losses as a % of total loans	1.54%	1.27%
Nonperforming assets to total assets, end of period	6.24%	5.66%
Nonperforming assets not covered by loss share	2.75%	1.99%
Ratio of net charge-offs to average loans, annualized	0.93%	1.31%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Three Months Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	December 31, 2009
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 25,065	$ 24,787	$ 25,042	$ 25,329	$ 25,580	$ 19,586
Interest expense	8,197	8,021	8,364	9,051	8,734	7,550
Net interest income	16,868	16,766	16,678	16,278	16,846	12,036
Provision for loan losses	3,524	3,032	3,500	12,000	5,436	4,750
Net interest income after provision for loan losses	13,344	13,734	13,178	4,278	11,410	7,286
Non-interest income	3,839	2,371	2,425	1,847	3,906	2,930
Non-interest expense	14,715	14,893	14,732	17,202	15,479	8,602
Income (loss) before income tax expense (benefit)	2,468	1,212	871	(11,077)	(163)	1,614
Income tax expense (benefit)	46	(381)	(647)	(5,021)	(823)	(173)
Net income (loss)	2,422	1,593	1,518	(6,056)	660	1,787
Preferred stock dividends and discount accretion	601	601	601	600	591	498
Net income (loss) available to common shareholders	$ 1,821	$ 992	$ 917	$ (6,656)	$ 69	$ 1,289

Net interest income, as reported	$ 16,868	$ 16,766	$ 16,678	$ 16,278	$ 16,846	$ 12,036
Tax-equivalent adjustment	1,392	1,322	1,475	1,494	1,373	1,218
Net interest income, tax-equivalent	$ 18,260	$ 18,088	$ 18,153	$ 17,772	$ 18,219	$ 13,254

PER SHARE DATA
Earnings per share, basic	$ 0.18	$ 0.10	$ 0.09	$ (0.61)	$ 0.01	$ 0.18
Earnings per share, diluted	0.18	0.10	0.09	(0.61)	0.01	0.18

Weighted average participating common shares:
Basic	10,884,801	10,869,868	10,860,434	10,848,790	10,845,132	7,341,249
Diluted	10,899,653	10,886,162	10,878,950	10,926,772	10,972,466	7,350,425
Period-end number of shares:
Common	9,085,980	9,075,395	9,059,809	9,053,360	9,041,334	7,341,901
Convertible preferred	1,804,566	1,804,566	1,804,566	1,804,566	1,804,566	-

PERFORMANCE RATIOS
Return on average assets	0.44%	0.30%	0.29%	-1.11%	0.12%	0.44%
Return on average common equity	6.47%	3.67%	3.53%	-22.77%	0.23%	5.41%
Return on average tangible common equity	8.65%	4.96%	4.84%	-30.18%	0.30%	7.65%
Net yield on earning assets (taxable equivalent)	3.79%	3.84%	3.87%	3.71%	3.76%	3.52%
Average equity to average assets	7.29%	7.25%	7.08%	7.56%	7.63%	7.65%
Nonperforming assets to total assets, end of period	6.24%	6.60%	6.54%	6.29%	5.66%	2.02%
Nonperforming assets not covered by loss share	2.75%	3.05%	3.03%	2.75%	1.99%	2.02%
Ratio of net charge-offs to average loans, annualized	0.70%	1.04%	1.07%	1.62%	1.56%	1.55%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)	As of
	September 30, 2011	September 30, 2010	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Loans:
Loans not covered by loss share	$ 1,309,893	$ 1,144,974	14.4%
Loans covered by loss share	262,673	330,761	(20.6)
Allowance for loan losses	(24,177)	(18,819)	28.5
Net loans	1,548,389	1,456,916	6.3
Loans held for sale	6,753	3,314	103.8
Investment securities	348,989	357,555	(2.4)
Intangible assets	28,154	28,548	(1.4)
Total assets	2,197,758	2,180,049	0.8

Deposits:
Non-interest bearing deposits	130,978	105,197	24.5
Interest-bearing demand and savings	833,190	786,498	5.9
Time deposits	871,436	963,885	(9.6)
Total deposits	1,835,604	1,855,580	(1.1)
Borrowed funds	190,172	145,720	30.5
Total interest-bearing liabilities	1,894,798	1,896,103	(0.1)
Shareholders' equity:
Preferred equity	47,278	46,799	1.0
Common equity	114,924	119,054	(3.5)
Accumulated other comprehensive income (loss)	373	(374)	(199.7)
Total shareholders' equity	162,575	165,479	(1.8)

	As of
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	December 31, 2009
SELECTED BALANCE SHEET DATA
End of period balances
Loans:
Loans not covered by loss share	$ 1,309,893	$ 1,244,862	$ 1,227,291	$ 1,198,838	$ 1,144,974	$ 1,079,179
Loans covered by loss share	262,673	283,685	301,436	309,342	330,761	-
Allowance for loan losses	(24,177)	(23,373)	(24,325)	(24,813)	(18,819)	(17,309)
Net loans	1,548,389	1,505,174	1,504,402	1,483,367	1,456,916	1,061,870
Loans held for sale	6,753	1,909	1,679	6,751	3,314	2,766
Investment securities	348,989	339,381	333,265	358,871	357,555	366,506
Intangible assets	28,154	28,249	28,343	28,445	28,548	27,699
Total assets	2,197,758	2,146,745	2,157,280	2,149,932	2,180,049	1,634,185

Deposits:
Non-interest bearing deposits	130,978	128,694	116,286	107,547	105,197	66,801
Interest-bearing demand and savings	833,190	835,967	849,392	841,062	786,498	578,329
Time deposits	871,436	885,922	905,173	879,461	963,885	704,748
Total deposits	1,835,604	1,850,583	1,870,851	1,828,070	1,855,580	1,349,878
Borrowed funds	190,172	129,833	120,939	157,920	145,720	150,996
Total interest-bearing liabilities	1,894,798	1,851,722	1,875,504	1,878,443	1,896,103	1,434,073
Shareholders' equity:
Preferred equity	47,278	47,158	47,038	46,918	46,799	29,304
Common equity	114,924	113,400	112,685	112,104	119,054	91,797
Accumulated other comprehensive income (loss)	373	(2,989)	(5,512)	(6,798)	(374)	5,105
Total shareholders' equity	162,575	157,569	154,211	152,224	165,479	126,206

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	For the Three Month Period Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	December 31, 2009
SELECTED BALANCE SHEET DATA
Quarterly average balances
Loans:
Loans not covered by loss share	$ 1,274,530	$ 1,238,661	$ 1,210,550	$ 1,152,263	$ 1,112,829	$ 1,058,657
Loans covered by loss share	273,179	292,561	305,389	320,052	338,067	-
Total loans	1,547,709	1,531,222	1,515,939	1,472,315	1,450,896	1,058,657
Investment securities, at amortized cost	334,709	323,661	352,480	344,146	348,687	408,781
Total earning assets	1,913,795	1,888,007	1,901,574	1,899,557	1,921,499	1,492,702
Total assets	2,179,220	2,144,753	2,150,436	2,155,061	2,187,283	1,616,235

Deposits:
Non-interest bearing deposits	129,390	123,398	110,957	110,401	109,366	59,458
Interest-bearing demand and savings	832,536	839,169	845,630	820,640	771,739	560,697
Time deposits	889,363	884,100	887,338	903,967	976,147	716,199
Total deposits	1,851,289	1,846,667	1,843,925	1,835,008	1,857,252	1,336,354
Borrowed funds	159,213	137,020	144,783	131,684	148,755	140,812
Total interest-bearing liabilities	1,881,112	1,860,289	1,877,751	1,856,291	1,896,641	1,417,708
Shareholders' equity	158,926	155,584	152,250	162,865	166,942	123,659

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)
	As of September 30,
	2011	2010	% Change
Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$ 212.8	$ 202.4	5.1
Residential Construction	25.2	31.1	(19.0)
Presold	13.6	12.8	6.3
Speculative	11.6	18.3	(36.6)
Loan size - over $400,000	1.5	6.1	(75.4)
Loan size - $200,000 to $400,000	1.0	6.3	(84.1)
Loan size - under $200,000	9.1	5.9	54.2

Commercial Construction	73.5	40.1	83.3
Loan size - $5 million and over	14.1	12.5	-
Loan size - $3 million to $5 million	8.7	8.0	8.8
Loan size - $1 million to $3 million	34.5	12.1	185.1
Loan size - under $1 million	16.2	7.5	116.0

Residential and Commercial A&D	21.6	30.1	(28.2)
Loan size - $5 million to $6 million	6.1	11.7	(47.9)
Loan size - $3 million to $5 million	-	3.6	(100.0)
Loan size - $1 million to $3 million	11.1	10.1	9.9
Loan size - under $1 million	4.4	4.7	(6.4)
		-
Land	92.5	101.1	(8.5)
Residential Buildable Lots	33.1	44.9	(26.3)
Commercial Buildable Lots	13.5	13.5	0.0
Land Held for Development	26.1	27.0	(3.3)
Raw and Agricultural Land	19.8	15.7	26.1

Commercial Real Estate	$ 649.5	$ 536.2	21.1
Multi-Family	34.4	42.0	(18.1)
Churches	36.2	19.2	88.5
Retail	457.7	371.0	23.4
Owner Occupied	137.5	117.7	16.8
Investment	319.9	253.3	26.3
Loan size - $5 million to $9 million	61.9	46.1	34.3
Loan size - $3 million to $5 million	61.2	47.6	28.6
Loan size - $1 million to $3 million	107.8	83.1	29.7
Loan size - under $1 million	89.0	76.5	16.3

Industrial	121.2	104.0	16.5
Owner Occupied	61.1	49.8	22.7
Investment	60.1	54.2	10.9
Loan size - $5 million to $6 million	-	-	-
Loan size - $3 million to $5 million	7.6	4.3	76.7
Loan size - $1 million to $3 million	27.2	24.1	12.9
Loan size - under $1 million	25.3	25.8	(1.9)

Other	-	-	-

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)	Trends
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$ 212.8	$ 196.6	$ 194.1	$ 200.9	$ 202.4
Residential Construction	25.2	24.9	28.0	29.9	31.1
Presold	13.6	12.2	12.3	12.2	12.8
Speculative	11.6	12.7	15.7	17.7	18.3
Loan size - over $400,000	1.5	3.8	4.5	6.8	6.1
Loan size - $200,000 to $400,000	1.0	3.7	1.7	4.8	6.3
Loan size - under $200,000	9.1	5.2	9.5	6.1	5.9

Commercial Construction	73.5	54.4	43.9	44.9	40.1
Loan size - $5 million and over	14.1	12.6	7.4	12.5	12.5
Loan size - $3 million to $5 million	8.7	7.8	10.9	8.0	8.0
Loan size - $1 million to $3 million	34.5	20.9	11.4	14.9	12.1
Loan size - under $1 million	16.2	13.1	14.2	9.5	7.5

Residential and Commercial A&D	21.6	22.0	23.4	27.1	30.1
Loan size - $5 million to $6 million	6.1	6.0	6.1	11.7	11.7
Loan size - $3 million to $5 million	-	-	-	-	3.6
Loan size - $1 million to $3 million	11.1	12.1	11.9	10.0	10.1
Loan size - under $1 million	4.4	3.9	5.4	5.4	4.7
	-	-	-	-	-
Land	92.5	95.3	98.8	99.0	101.1
Residential Buildable Lots	33.1	36.0	40.3	42.8	44.9
Commercial Buildable Lots	13.5	13.5	14.7	13.6	13.5
Land Held for Development	26.1	26.6	26.8	26.9	27.0
Raw and Agricultural Land	19.8	19.2	17.0	15.7	15.7

Commercial Real Estate	$ 649.5	$ 605.8	$ 588.2	$ 548.8	$ 536.2
Multi-Family	34.4	34.4	43.2	44.5	42.0
Churches	36.2	28.2	26.9	26.0	19.2
Retail	457.7	425.1	400.4	372.1	371.0
Owner Occupied	137.5	136.6	123.4	118.2	117.7
Investment	319.9	288.5	277.0	253.9	253.3
Loan size - $5 million to $9 million	61.9	51.7	54.3	45.8	46.1
Loan size - $3 million to $5 million	61.2	54.3	50.9	47.4	47.6
Loan size - $1 million to $3 million	107.8	98.5	91.8	82.7	83.1
Loan size - under $1 million	89.0	84.0	80.0	78.0	76.5

Industrial	121.2	118.1	117.7	106.2	104.0
Owner Occupied	61.1	59.6	58.7	51.8	49.8
Investment	60.1	58.5	59.0	54.4	54.2
Loan size - $5 million to $6 million	-	-	-	-	-
Loan size - $3 million to $5 million	7.6	7.6	7.7	4.4	4.3
Loan size - $1 million to $3 million	27.2	26.0	25.1	23.8	24.1
Loan size - under $1 million	25.3	24.9	26.2	26.2	25.8

Other	-	-	-	-	-

CONTACT: W. Swope Montgomery, Jr., President and CEO, +1-336-869-9200